Exhibit 2.1
A.Prot. 1994/178


NOTARIAL DEED

              STOCK PURCHASE AGREEMENT


Negotiated at Basel/Switzerland this 28th (twenty-eighth) day of November 1994 (nineteen hundred and ninety-four).

Before me, the undersigned Notary Public

STEPHAN CUENI

at Basel/Switzerland appeared today:

1.   Mrs. Dorothea G. Kettendorf, in-house counsel, born August
     1, 1949, German citizen, with business address at Altendorfer Strasse 103, D-45143 Essen and private domicile at Walter Hohmann Strasse 17, 45128 Essen identified by her passport,

     acting not in her own name but in the name and on behalf of

     Fried. Krupp AG Hoesch-Krupp, a German corporation with head office at Essen, registered with the Commercial Register at the Commercial Court of Essen under No. HRB 9633 and
     Dortmund under No. HRB 10455, according the attached power of attorney dated November 25, 1994,

2. Dr. Wolfhard Kuppers, attorney, born July 28, 1961, German citizen, with business address Trinkausstrasse 7, D-40213
     Dusseldorf and private domicile at Herderstrasse 92, D-40237
     Dusseldorf, identified by his German identity card

     acting not in his own name but in the name and on behalf of

     a) Cincinnati Milacron Kunststoffmaschinen Europa GmbH, a German corporation with head office at Malterdingen, registered with the Commercial Register at the Commercial Court of Emmendingen under No. HRB 914, according to the attached power of attorney dated November 22, 1994 and according to the attached extract from the Commercial Register dated November 10, 1994, and

     b) Cincinnati Milacron B.V., a Dutch corporation with head office at Vlaardingen, registered with the Register of the Kamer van Koophandel en Fabrieken voor Rotterdam en de Beneden-Maas under No. 209768, according to the attached power of attorney dated November 23, 1994 and the attached extract from the aforementioned Register dated November 4, 1994. (as far as Mr. Jan van Nooijen should not have the power to bind the company with his single signature, Mr. Kuppers is acting as attorney without power of representation and insofar retaining the right of obtaining approval)

Both parties asked for notarization in the English language. As the acting notary speaks English and has satisfied himself that both parties have command over the English language, the submission of a certified translation or the assistance of a sworn interpreter was waived.

The persons appeared asked for the Notarization of the following:

                        STOCK PURCHASE AGREEMENT


                                between

Fried. Krupp AG Hoesch-Krupp, a German corporation of Essen and
Dortmund

          - hereinafter referred to as "Seller" -

on the one side

and

Cincinnati Milacron Kunststoffmaschinen Europa GmbH, a German corporation of Malterdingen

and

Cincinnati Milacron B.V., a Dutch corporation of Vlaardingen

          - hereinafter collectively referred to as "Buyer"-

on the other side.

R E C I T A L S

A.   Krupp Widia GmbH, a German corporation of D-45143 Essen
     (KW), is engaged in the business of manufacturing, assembling, selling and distributing tools and wear parts of sintered carbide and other hard materials, of magnets and of medical engineering. The business of KW is carried out within KW itself, within subsidiaries of KW and within subsidiaries or divisions of Seller or other Seller's subsidiaries which from a functional point of view are subordinated to KW. Such subsidiaries and divisions of Seller shall become subsidiaries of KW before Closing.

B.   Seller owns all 100 % of the shares of capital stock of KW.

C. Buyer desires to purchase from Seller as set forth in Art. 1.1, and Seller desires to sell to Buyer, essentially all stock of KW which at the time of Closing shall own the shares of the subsidiaries defined in Art. 2.2 below (hereinafter collectively referred to as KW group) - except for the specific treatment of the shares in Krupp Widia Nederland B.V. set out in this Agreement - thereby disposing of its world-wide business regarding tools and wear parts of sintered carbide and other hard materials and of magnets, upon the terms and conditions set forth in this Agreement.

Therefore, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

Ar                               ticle 1
SA                      LE AND PURCHASE OF STOCK

1.1  Shares being sold and assigned

     Subject to the terms and conditions of this Agreement, Seller hereby sells and assigns, at the price and on the terms set forth herein, shares of KW in an aggregate nominal value of DM 124,900,000.-- to Buyer as follows.

     Buyer hereby accepts this sale and assignment:

     - Seller causes KW to assign to Cincinnati Milacron B.V. upon Closing, but immediately before the assignment set out below takes effect, all shares in Krupp Widia Nederland B.V. against payment to KW in the amount of DM 3,728,000.-- equalling the book value of Krupp Widia Nederland B.V. on the books of KW

     -    and Seller assigns to Cincinnati Milacron Kunst-

          stoffmaschinen Europa GmbH shares in KW in the nominal amount of DM 124,900,000.--.

     Prior to Closing Seller shall cause the shares in KW to be divided in such a way as to allow for the transfers stipulated in this agreement.

     It is understood between the parties that at Closing KW will have acquired the shares of Krupp Widia France S.A., Krupp Widia U.K. Ltd. and the Widia Division of Krupp Hispania S.A. which are presently held by Seller or other Krupp subsidiaries, the Widia Division of Krupp Hispania S.A. prior to Closing having been formed as a separate legal entity.

     It is further understood between the parties that the separate assignment of the shares in Krupp Widia Nederland B.V. is effected for structural reasons and that regarding any other obligation of either party, and for purposes of all representations, warranties, covenants and indemnities, this Agreement shall be read as if no such separate assignment had taken place.

1.2  Consideration

     In full payment for the shares under Art. 1.1 at Closing Buyer shall deliver, or cause to be delivered, the "Net Transfer Price" as defined below in immediately available funds plus interest at the rate of 6 percent p.a. as from January 1, 1995.

     The Net Transfer Price shall be calculated by adding to the
     Purchase Price of
                                   DM 149,900,000.--
     - the amount received by KW for the sale of its shares of KruppMedizintechnik GmbH pursuant to Art. 4.2 b) DM 3,000,000.--
     - the amount received by KW for the sale of its shares of HW Hartmetall und Werkzeugtechnik Beteiligungsgesellschaft mbH pursuant to Art. 4.2c)
                                   DM      50,000.--
          and subtracting from such sum

     - the amounts due from KW in consideration of achieving the group structure pursuant to Art. 4.2 a)

     -    KW France                DM  10,480,000.--
     -    KW U.K.                  DM     383,000.--
     -    Div. Hispania
          (incl. Herko)                 DM   3,810,000.--

     - the amount of the Forecasted Result of KW for 1994 as set out in Art. 1.5
     DM  25,000,000.--

     Leading to a Net Transfer Price of      DM 113,277,000.--


1.3  Effective Date
     The transactions contemplated herein shall have economic effect as from December 31, 1994/January 1, 1995 (the
     "Effective Date"), and all product sales and other transactions between the Effective Date and Closing shall be deemed to be for the account of Buyer as though having occurred subsequent to Closing.

1.4  Closing

     a) The transfer and assignment of the shares ("Closing") shall be effective not immediately upon signing of this document, but shall be effective as of the payment of the Net Transfer Price which will take place at Closing to occur on the day the following conditions are fulfilled if such day is the first day of a month or otherwise the next first day of a month or on any other day the parties may agree upon, provided that Closing shall not take place before February 1, 1995:

          - The German Federal Cartel Office has approved this transaction or the transaction is deemed to have been approved as a result of a failure of the Federal Cartel Office to object;

          - the supervisory board of Seller has approved the execution of this Agreement;

          - the boards of Buyer and their corporate parent have ratified the execution of this Agreement.

          Upon Closing simultaneously the parties shall
          - execute the transfer deed necessary for the separate purchase of Krupp Widia Nederland B.V. as stipulated in Art. 1.1, essentially along the lines of Schedule 1.4.1;
          - the Buyer shall pay the Net Transfer Price plus interest in accordance with Art. 1.2;

          - the Seller shall transfer to Bankers Trust a share in KW in the nominal amount of DM 100,000.-- against payment of a consideration in the amount of DM 100,000.-- essentially along the lines of
               Schedule 1.4.2.

     b) The parties assume that all governmental approvals required for countries in which the KW group is active or marketing its products and all minority shareholders consents, if any, will have been obtained by May 31, 1995. Should the German Federal Cartel Office not have approved or not be deemed to have approved the acquisition of the KW group in total relative to Germany by that date, then this is agreed to have such a severe impact that this Agreement is considered to be null and void. Should, however, other markets (including India) be affected, then the parties shall seek to find an alternative solution which accomplishes the purpose of this Agreement taking into account the interest of all parties. Should for any reason Closing not have occured by May 31, 1995, either party may terminate this Agreement by written notice, provided however, that no party may terminate which is in a breach of this Agreement, if such breach caused the de-

          lay of Closing. Any such termination shall not terminate any rights or remedies a party may have against the other for any breaches of this Agreement.

     c) At Closing Seller shall confirm to Buyer in writing that the transfer and assignment of the shares in KW provided for herein has taken place.

     d) Each party shall without undue delay provide the other party with a written confirmation after such approval/ratification by the Boards on its part as set forth in Art. 1.4 a).

     e) Notarial charges, as well as any applicable land transfer tax and the costs for obtaining governmental approvals in connection with the implementation of this Agreement shall be borne by Buyer.

          All costs, taxes (including transfer taxes) and notarial fees, if any, for making Krupp Widia France S.A., Krupp Widia U.K. Ltd. and the Widia Division of Krupp Hispania S.A. subsidiaries of KW and any other transfers set out in Art. 4.2 a), b), c) and e) shall be borne by Seller.

          Each party shall bear the costs and expenses of its own legal, tax and other advisers.

     f) Seller shall procure that as at Closing all members of the supervisory board of KW nominated by Seller and being employed by Seller or any of its affiliates shall resign if and to the extent this is desired by Buyer. The same principle shall apply if directors or employees of Seller or any of its affiliates have been appointed non-executive board members of any other member of the KW group.

     g) If required by Buyer and to the extent legally possible, Seller shall procure that all auditors which may have been appointed for any member of the KW group in respect of years after 1994 will resign no later than at Closing.

     h) Seller shall use its best endeavours to obtain or to assist Buyer in obtaining all necessary approvals of governmental authorities and any relevant third parties in and outside Germany.

1.5  Forecasted Result of the KW Group for 1994

     Seller shall by means of an offset against the Purchase Price assume the forecasted result of the KW group for the business year 1994 in the amount of a loss of DM 25,000,000.-- (the "Forecasted Result 1994"), this amount being the estimated pre tax result plus an additonal loss figure in the amount of DM 741,000.--. The Forecasted Result 1994 shall not take into account the sale of Krupp Widia Nederland B.V. to Cincinnati Milacron B.V..

     The Forecasted Result 1994 is shown in Schedule 1.5 and has been calculated with the care of a prudent businessman knowledgable about the business of KW and in accordance with the Applicable Accounting Principles as defined in Art. 2.3 on a basis consistent with past practice. The facts and assumptions upon which the Forecasted Result 1994 has been based were collected in good faith and, to Seller's best knowledge, are fair, accurate and complete.

     Seller undertakes not to take any action until the Effective Date that would cause any special charges to be included in the consolidated balance sheet of the KW group for the fiscal year 1994 except for those set forth in the Schedule 1.5, whereas the restructuring of the KW group as contemplated in this agreement shall not be considered to cause special charges.


Art                              icle 2
REP               RESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer, whereby the phrase "to Seller's best knowledge" shall mean "to the best knowledge of Seller after reasonable inquiry and to the best knowledge of the management and executives of the KW group listed in Schedule 2".

2.1  Organization and Good Standing

     a) KW is a corporation duly organized, validly existing and in good standing under the laws of Germany. KW has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted. KW is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which the present conduct of its business requires such qualification or licensing.

          The above shall apply correspondingly to all other companies within the KW group.

     b) The copies of the Articles of Incorporation (Satzung), shareholders agreements and Bylaws (Geschaftsordnung) of KW and any other member of the KW group, each as currently in effect, delivered to Buyer and listed in
          Schedule 2.1, are complete and correct. There are no voting trust agreements, sub-participation agreements, silent participation agreements or "Unternehmensver-

          trage" within the meaning of Section 291 et seq. AktG, except for the domination and profit and loss transfer agreement with Krupp Medizintechnik GmbH which will be terminated as per Effective Date.

     c) Schedule 2.1.2 sets forth the consents of all third parties and governmental bodies required on the part of Seller, KW or the other members of the KW group to consummate the transactions contemplated by this Agreement. Except to the extent of the required consents listed on Schedule 2.1.2, this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with the Articles of Incorporation or Bylaws of KW or any other member of the KW group or conflict with or result in a default under (with or without the giving of notice or the lapse of time) any contract, mortgage, indenture or agreement of Seller, KW or any other member of the KW group.

2.2  Title to Shares

     Seller has, and will at Closing, have good and marketable title to all of the shares in KW, free and clear of all liens, claims, encumbrances and restrictions. Seller has full and unrestricted legal right, power and authority to transfer such shares to the Buyer. The shares in the aggregate nominal amount of DM 125,000,000.-- constitute all the shares in KW and no other shares have been issued and are outstanding. All these shares are validly issued, have been paid in in full and have not been repaid.

     As fully described in Schedule 2.2.1, KW will at Closing hold either directly or indirectly or will enjoy as beneficial owner (Treugeber) the shares as described below in the following subsidiaries free and clear of all liens, claims, encumbrances and restrictions (except as disclosed in Schedule 2.2.1), all of which are validly issued, fully paid in and nonassessable and have not been repaid:
     Widia Heinlein GmbH, Lichtenau:              100 %
     Meturit AG, Zug:                             100 %
     Krupp Widia Nederland B.V., Woerden:         100 %
     Widia Iberica S.A., Vitoria
     (former division of Krupp Hispania S.A.):    100 %
     Herko Vitoria S.A., Vitoria:                 100 %
     Krupp Widia U.K. Limited, High Wycombe:      100 %
     Krupp Widia S.P.A., Milano:                  100 %
     Krupp Widia Vertriebsgesellschaft m.b.H.,
     Perchtoldsdorf:                              100 %
     Krupp Widia Svenska AB, Stockholm:           100 %
     Krupp Widia S.E. Asia (Pte.) Limited,
     Singapore:                                   100 %
     Krupp Widia Korea Limited, Seoul:            100 %
     Krupp Widia Japan Limited, Kobe:             100 %
     Krupp Widia France S.A., Vernouillet:        100 %
     Widia (India) Limited, Bangalore:             51 %
     Widaroc India Limited, Bangalore
     (shares held by Widia (India) Limited):      100 %
     Widaroc India Limited in the process of
     being merged upon Widia (India) Limited
     without affecting the shareholding of
     Meturit AG in Widia (India) Limited

     The shares in Meturit AG, Krupp Widia U.K. Limited and Krupp Widia France S.A. which will be only beneficially held by KW are set out in Schedule 2.2.2. The trustees identified in that Schedule can be freely instructed and directed by KW under appropriate trust agreements.
     At Closing there will be no outstanding or authorized options, warrants, purchase agreements, subscription or pre-

     emptive rights, conversion rights, exchange rights or other contracts or commitments that could require KW or any member of the KW group to issue, sell or otherwise cause to become outstanding any of their shares of capital stock.

2.3  Financial Statements

     Buyer has received audited financial statements for KW as well as audited financial statements for the subsidiaries enumerated in Art. 2.2 and unaudited consolidated balance sheets of the KW group all as of December 31, 1992 and 1993, except for Krupp Widia Svenska AB and the Widia division of Krupp Hispania S.A. for which unaudited financial statements were given to Buyer. In addition, Buyer has received un-

     audited interim financial statements of the KW group as of June 30, 1994 and September 30, 1994.

     The financial statements for the German companies and the consolidated balance sheet have been prepared in accordance with the "Rules for preparing financial statements within the Krupp group" which rules are in compliance with GOB (generally accepted accounting principles in Germany) (collectively referred to as the "Applicable Accounting Principles"). The year end financial statements for the foreign subsidiaries satisfy the locally applicable generally accepted accounting principles. All these financial statements accurately reflect the net asset position, financial position and earnings position on the basis of the Applicable Accounting Principles which shall have been applied on a basis consistent with past practice (except as disclosed in Schedule 2.3).

2.4  Taxes

     KW and all other companies of the KW group have duly filed all required tax returns. Up to December 31, 1993, a tax union referring to corporate tax, municipal trade tax and turnover tax existed between the Seller and KW. The Beherrschungs- und Gewinnabfuhrungsvertrag between Seller and KW has been terminated as of December 31, 1993 so that the corporation tax union has expired on such date. The V.A.T. tax union will expire on Closing.

     If by a tax inspection or in some other way additional taxes (including, but not limited to, tax deductions at source - "Steuerabzugsbetrage" -, supplementary claims - "Nebenforderungen" - and surcharges - "Zuschlage") or contributions (including social security contributions) or other public duties are imposed on KW or any of the companies of the KW group for the period up to December 31, 1994 such tax demands in excess of provisions in the balance sheets as at December 31, 1993 shall be fulfilled by the Seller; Buyer and the respective member of the KW group shall be indemnified from such imposition. Tax refunds and refunds for social security contributions for the period until December 31, 1994 shall be passed on to Seller upon receipt by KW or any of its subsidiaries unless corresponding entitlements have been capitalized in the balance sheets as at December 31, 1993.

     Buyer ensures that KW will give the opportunity to Seller or Seller's advisers, who are subject to professional secrecy, to participate in all tax inspections for the period up to December 31, 1994 as appropriate to safeguard Seller's tax position. Buyer shall also ensure that KW shall inform Seller of the start of such tax inspections without delay.

     If no agreement can be reached on the outcome of a tax inspection Buyer shall, at the request of Seller, ensure that KW or the appropriate member of the KW group respectively appeal against the tax assessment and if necessary enter into litigation at the direction of Seller. The costs of such legal recourse shall be borne by Seller.

2.5  Compliance with Laws

     To the best of Seller's knowledge, the conduct and operation by KW or any other company within the KW group of its business have been and are in conformity in all material respects with all applicable laws and regulations, and the management of the respective company has not received any notice asserting or suggesting a failure, or potential failure, to comply with or conform to any such law. Furthermore, to the best of Seller's knowledge, the soil and the buildings which are owned or used by the KW group in Germany, Holland, Spain, France and India (but excluding soil and buildings used and not owned by the KW group in Essen, Germany) are not polluted or contaminated and do not contain hazardous substances at a level going beyond what local laws and regulations permit as at Closing.

2.6  Title to and Condition of Assets
     KW and all other companies within the KW group have good and marketable title to the assets held by it, free and clear of all liens, pledges, encumbrances, charges, easements, restrictions or rights or interests or other of any kind, subject only to reservation of title rights of suppliers and security interests of banks where the sums payable to such suppliers or banks have been fully accounted for in the books of KW or companies of the KW group.

     All land, buildings, machinery and equipment, production technology, know how and industrial property rights used for the conduct of the business are either held by a company within the KW group or can be used according to agreements and such machinery and equipment is in good working condition and adequate and suitable for the KW group business, except for ordinary wear and tear.

     The major patents and trademarks used by the KW group and required for the conduct of the business as currently conducted are listed as of May 1994 in Schedule 2.6. An updated Schedule 2.6 which shall also include all license agreements will be submitted by Seller to Buyer without undue delay after signature and at the latest by December 15, 1994. All these major patents and trademarks are either owned by and duly registered in favour of KW or will be owned by and duly registered in favour of KW by Closing. Except as set forth in Schedule 2.6, none of the members of the KW group have to Seller's best knowledge infringed upon the patent or trademark rights of any third parties and to Seller's best knowledge no company of the KW group has received any written notifications alleging such infringement. Except as set forth in Schedule 2.6, to Seller's best knowledge no third parties are infringing, or since January 1, 1994 have infringed, upon the patent or trademark rights of any of the members of the KW group.

     The KW group sold under this Agreement includes all of Seller's direct or indirect business in relation to tools and wear parts of sintered carbide, of cermets, of ceramics, of diamond, of cubic boron nitride (cbn) and of other hard materials with similar properties and in relation to magnets.

2.7  Contracts, Defaults

     All contracts of KW and the other members of the KW group which are in force at the Effective Date or at Closing have been entered into on normal commercial terms (i.e. such terms have been agreed in the interest of KW as if between parties not being related to each other). All contracts and commitments which have a total remaining contractual value as from the Effective Date of more than DM 100,000.00 or the equivalent in any other currency, have a term beyond December 31, 1995 and cannot be terminated to expire as at such date without having to pay a compensation for early termination, and all contracts and commitments which have a total remaining contractual value of DM 500,000.00 will be listed by Seller in Schedule 2.7.1 submitted to Buyer without undue delay after signature, and at the latest by December 15, 1994.

     KW has received no notice of default, and to Seller's best knowledge, neither KW nor any other member of the KW group is in default on any contract, agreement, instrument, obligation, commitment or understanding of any kind or nature that could have a material adverse effect on KW or the respective member of the KW group.

2.8  Conduct of Business since January 1, 1994

     In the period of January 1, 1994 until the date of this Agreement the KW group shall have conducted its business in accordance with the rules of ordinary course of business as set out in Section 347 para. 1 HGB (Commercial Code) and shall not have sold or otherwise disposed of any of its assets except as in the ordinary course of its business, except as stated in this Agreement and its Schedules. Except as set forth in this Agreement or in Schedule 2.8, to the Seller's best knowledge no member of the KW group has since January 1, 1994 declared or paid any dividend or other distribution to any of its shareholders outside the KW group or purchased or redeemed any of its shares. In January 1994 KW has sold its shares in Krupp Widia Belgium S.A. for no less than its book value and has also entered into a distribution agreement with that former subsidiary. Since January 1, 1994, all transactions, payments and agreements between any of the companies of the KW group, on the one hand, and Seller or any of its subsidiaries (other than the companies of the KW group), on the other hand, have been concluded on an arm's length basis, except as set forth in Schedule 2.8 or if they are to the advantage of KW group.

2.9  Restricting Agreements

     Neither KW nor any other member of the KW group has entered into any agreements, undertakings or commitments which would in any way prevent or restrict KW group in continuing or further developing its business currently conducted in Germany or any other country or would prevent or restrict its ability to compete with other companies, except as regards Widia (India) Limited as specified in Schedule 2.9 and except as contained in exclusive distributorship or agency agreements.

     Accordingly, inter alia, there are no agreements, undertakings or commitments which would in any way prevent or restrict KW group in scaling down or even closing down existing operations nor have any subsidies been granted that are included in the assets as at the Effective Date and have to be given back or repaid in such event.

     Seller will continue its purchases of products from the KW group provided KW group remains competitive in price, delivery, quality and performance.

2.10 Employment Matters
     KW employs not more than approx. 1,400 people, and there is therefore no legal restraint which would restrict Buyer from abolishing the fully co-determined supervisory board at KW.

     All the employees of the KW group are employed on terms and conditions customary in the industry. To the best of the knowledge of the management of KW, the German employees are not paid according to a tariff which is lower than the tariff in which they should be registered under the applicable bargaining agreement.

     The main terms and conditions of all contracts with managing directors of KW and with equivalent key personnel in other members of the KW group are correctly set out in Schedule
     2.10.1, which Schedule the Buyer will keep in strict confidence.

     Since the Effective Date no commitment has been entered into to increase the salaries, wages or other benefits of employees, managing directors or other personnel of the KW group except as in line with increases required under existing bargaining agreements or increases granted in normal commercial practice.

     The principles of all benefits (other than normal salaries and wages and the provision of company cars) to employees, directors or other personnel of the KW group, such as pensions, are correctly laid down in Schedule 2.10.2; where certain employees, directors or other personnel are receiving or have been promised significant benefits in addition to those they would be entitled to under these principles, these additional benefits have also been disclosed in Schedule 2.10.2.

     No employee has moved from the Seller or any of its affiliates to KW nor has an agreement to that effect been made since July 1, 1993, except as disclosed in Schedule
     2.10.3.

     The pension commitments of KW and of Widia Heinlein GmbH have been fully provided for in the financial statements as at December 31, 1993 in accordance with the Richttafeln 1982 of Dr. Heubeck using an interest rate of 6 % p.a. in accor-

     dance with Section 6 a of the German "Einkommensteuergesetz". There are no pension commitments or other benefits for which any other company of the KW group is or will be liable, except as disclosed in Schedule 2.10.4.

2.11 Litigation

     Unless otherwise listed in Schedule 2.11, no initiation of any law suits with a value of DM 100,000 or more, administrative proceedings or investigations against KW or any other member of the KW group affecting the business has been notified to, or to the best knowledge of Seller threatened to, KW or the respective group member, nor are any circumstances known to the management of KW that would make the initiation of any such law suits, administrative proceedings or investigations appear likely to occur. For the financial risks associated with the law suits known as of December 31, 1993 accruals were made in the financial statement as at December 31, 1993 in accordance with the Applicable Accounting Principles and previous practice.

     In respect of the legal disputes with Schlumberger, the litigation will be conducted by KW as directed by Seller and Seller assumes all responsibility herefor including all costs and expenses, except that KW shall give necessary support with its own resources without charging any non-out-of pocket costs therefor, provided such support is reasonably requested in due course. Any moneys received by KW from Schlumberger for legal costs and expenses borne by Seller shall be for the account of Seller. Any moneys pay-

     able by KW to Schlumberger shall equally be for the account of Seller. In view thereof the provision in the balance sheet of KW as at December 1993 for this case in the amount of DM 300,000.-- shall be treated as an intercompany liability of KW to Seller which shall be cleared in accordance with Art. 8 and which shall not affect the Net Transfer Price according to Art. 1.2.

2.12 Absence of Material Adverse Changes

     Except as set forth in Schedule 2.12 and in this Agreement, since December 31, 1993, there has been no material adverse change in the properties, business, assets, operations, prospects, results of operations or financial condition of the members of the KW group, taken as a whole.

2.13 U.S. Aspects

     As of September 30, 1994, the assets of the KW group located in the United States ("U.S."), if any, had an aggregate book and fair market value of less than $ 15,000,000 and the sales in the U.S. from the operations of the KW group were less than $ 25,000,000 during the 12 month period ended Sep-

     tember 30, 1994.

2.14 Debt

     Seller will discontinue the cash clearance system with the KW group as per the Effective Date. From the Effective Date to the Closing Date, Seller shall secure for the KW group financing for working capital, either directly or through one or more banking institutions, on a short-term basis on customary banking terms at prevailing market interest rates for such financing (or at a rate of 6.0 % per annum, if such financing is provided directly by Seller). Within 15 business days from Closing, Buyer shall assume any such third-party financing, and shall secure the discharge of Seller from any continuing obligations with respect to such financing. Buyer and Seller shall settle all amounts owing with respect to interim financing provided by Seller or its affiliates at the latest within 15 business days from Closing.
     Except for trade receivables and liabilities for goods and services incurred in the ordinary course of business on normal commercial terms (as described in Art. 2.7), as of the Effective Date the sum of intercompany receivables, third party receivables, cash of the KW group and Forecasted Result 1994 shall be equal to or exceed the sum of inter-

     company liabilities and third party liabilities of the KW group, whereby (i) intercompany receivables and liabilities shall refer to the relationship between KW group on the one side and Seller and its affiliates other than the KW group on the other side and (ii) the intercompany liabilities from purchase prices for companies and divisions according to Art. 4.2 a), b) and c), the transfer of accruals for pensions according to Art. 9, the transfer regarding the Schlumberger litigation according to Art. 2.11 and the sale of the real estate according to Art. 4.2 e) shall not be considered.

     The indebtedness of the KW group in India on the Effective Date is the sole obligation of Widia (India) Limited and/or Widaroc India Limited and is not guaranteed by, or otherwise the direct or indirect obligation, of any other company of the KW group.

2.15 Restructuring

     A 1993 & 1994 restructuring of the business of the KW group has been effected in compliance with the restructuring plan communicated to Buyer in August 1993. The following objectives in such plan have been achieved:

     - reduction of personnel to 1960 or below of total employees excluding India,

     - no significant reduction in fixed assets other than set out in the aforementioned restructuring plan and

     - no adverse effect on (i) the capabilities and the facilities of the KW group with respect to research and development, (ii) the manufacturing capabilities and/or (iii) the breadth of the product lines.

     The KW group companies have entered into all necessary agreements with, and have received all necessary approvals of, works councils, governmental bodies, unions and other competent bodies to allow for the completion of all personnel reductions contemplated by the 1995 operating plan of the KW group communicated to Buyer in November 1994; and none of these agreements has been violated by any of the KW group companies.

     The costs of the 1993 and 1994 restructuring and the personnel reductions contemplated by the 1995 operating plan have been adequately reflected or reserved for in the calculation of the Forecasted Result 1994 to be assumed by the Seller under Section 1.5.

                                Article 2a
                  REPRESENTATIONS AND WARRANTIES OF BUYER

Schedule 2a sets forth the consents of all third parties and governmental bodies required on the part of Cincinnati Milacron Inc., the ultimate parent company of Buyer, Cincinnati Milacron Marketing Company, the parent company of Cincinnati Milacron Kunststoffmaschinen GmbH or Buyer to consummate the transactions contemplated by this Agreement. Except to the extent of the required consents listed on Schedule 2a, this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with the Articles of Incorporation or Bylaws of Cincinnati Milacron Inc., Cincinnati Milacron Marketing Company or Buyer or conflict with or result in a default under (with or without the giving of notice or the lapse of time) in any con-

tract, mortgage, indenture or agreement of Cincinnati Milacron
Inc., Cincinnati Milacron Marketing Company or Buyer.

                                 Article 3
                               DUE DILIGENCE

Commencing upon announcement of the signing of this Agreement, Seller shall and shall cause all members of the KW group and their employees to provide Buyer, its officers, employees, agents and representatives (i) full access to all books, records, auditors workpapers (provided the auditors agree thereto), files, agreements and computer databases and information pertaining to the business of the KW group or their assets and liabilities (as well as the right to duplicate the same to the extent reasonably requested by Buyer (subject to the confidentiality undertakings of Buyer)) and (ii) reasonable access (taking into account the interest of the KW group) to all the plants, facilities, offices and other assets of the KW group and all officers, management personnel, employees, contractors and consultants of the KW group, in each case as Buyer shall reasonably deem appropriate for its due diligence review of the KW group business, provided however that Buyer shall during the month of December 1994 limit its due diligence (i) to accounting, tax and finance, human resources, legal matters, India, facilities and environmental matters and (ii) to the time until December 15, 1994 and that in the month of January 1995 full due diligence may be performed in the last three weeks of the month.

Buyer shall notify Seller in writing without undue delay of any facts discovered by Buyer which Buyer has concluded are inconsistent with any representation and warranty herein together with an initial assessment by Buyer of the impact it attributes to such findings, (no notification being required for findings if the aggregate amount attributed is less than DM 500,000.--); provided, however, that any notification shall be made without prejudice to any rights or remedies Buyer may have under Art. 2, 5 or 7 and failure to notify does not affect such rights and remedies but shall make the party due to notify fully responsible for any damages caused by any such failure to notify the indemnifying party.

Upon Seller's request Buyer and Seller shall meet prior to Closing in good faith with the objective to agree on the underlying facts of Buyer's findings and assessment and an appropriate remedy, if any. Failing such agreement both Buyer and Seller may rescind this Agreement by giving written notice to the other, but only if the aggregate value Buyer has attributed to the impact of its findings exceeds an amount of DM 5,000,000.--.

If Buyer during the course of its due diligence becomes aware of events or conditions which would have a material adverse effect on the KW group, Buyer shall without undue delay inform Seller thereof and Buyer shall have a right to rescind this Agreement by giving written notice to Seller if no agreement between Seller and Buyer on a solution is found in good faith discussions until two days before Closing.


                                 Article 4
                    OPERATION OF KW PENDING THE CLOSING

Pending the Closing, and except as otherwise consented to or approved by Buyer in writing:

4.1  Regular Course of Business

     Seller shall cause each company of the KW group to operate its business strictly in the ordinary course of KW's business and as previously conducted and to use its best efforts to keep available to Buyer the services of the KW group's present key employees - in particular Seller shall not solicit any of such key employees - and to preserve for Buyer and each company of the KW group the goodwill of its suppliers, customers and others having business relations with each company of the KW group. In conformity herewith, Seller shall cause each company of the KW group to refrain from doing any of the following without Buyer's prior written consent:

     a) making any changes in employee compensation, bonuses or benefits, other than customary annual adjustments;

     b) creating, assuming, incurring, paying or discharging any claim, lien, encumbrance or liability other than in the ordinary course of business;

     c) purchasing, selling, assigning, leasing, exchanging or otherwise disposing of assets of the KW group other than in the ordinary course of business;

     d) entering into, renewing, extending, modifying, terminating, waiving any right under or incurring any additional liability under any material contract or commitment involving more than DM 100,000 and commencing in or extending into a period after the Effective Date (other than purchase orders or sales of inventory in the ordinary course of business);

     e)   declaring or paying any dividends or other dis-

          tributions to any of its shareholders outside the KW group or purchasing or redeeming any of its shares;
     f) making any investment in or loan to Seller or any of its affiliates or any third party:

     g) making any expenditure for, or incurring any obligations in respect of fixed assets, fixtures and other capital items (except those expenditures and obligations occurring in the ordinary course of business not exceeding DM 100,000 on any individual item);

     h) entering into any consulting agreement including marketing;

     i) entering into licensing or selling agreements on any inventions, know how or other intellectual property.

4.2  Disposal of Shares in Subsidiaries

     a) Seller procures that prior to Closing the KW group will have been formed according to the structure set out in the recitals to this Agreement, the costs therefor to be borne directly by Seller. The claims of Seller or its affiliates against KW for consideration in respect of the acquisition of the subsidiaries or divisions of Seller or Seller's affiliates shall be recorded as an intercompany liability of KW to Seller as follows:

          -    KW France           DM 10,480,000.--
          -    KW U.K.             DM    383,000.--
          -    Div. Hispania
               (incl. Herko)       DM  3,810,000.--

          which intercompany liability shall be cleared in accordance with Art. 8. The aforementioned claims of Seller or its affiliates shall reduce the Net Transfer
          Price according to Art. 1.2.

     b) Seller will ascertain that prior to Closing KW shall have disposed of all its shares in Krupp Medizintechnik GmbH at a price of DM 3,000,000.-- and of all its shares in HW Hartmetall- und Werkzeugtechnik Beteiligungsgesellschaft mbH at a price of DM 50,000.--. The proceeds of such sales actually received by KW shall be recorded as an intercompany liability of Seller to KW which shall be cleared in accordance with Art. 8. The aforementioned proceeds received by KW shall increase the Net Transfer Price according to Art. 1.2. Any costs and negative tax effects for the KW group and any indemnity, misrepresentation, price adjustment or other claims asserted by the purchasers or other third parties (plus costs related thereto) resulting of such sales shall be borne directly by Seller.

     c) Seller shall procure that prior to Closing KW shall have disposed of all its shares in Krupp Informatik GmbH, Krupp Entwicklungszentrum GmbH and Krupp Widia Corporation. The price for the shares in Krupp Informatik GmbH and Krupp ntwicklungszentrum GmbH, collectively, shall be DM 312,000.-- and the price for the shares in Krupp Widia Corporation shall be DM 452,000.--. The proceeds of such sale shall be treated as an intercompany liability of Seller to KW but shall not affect the Net Transfer Price according to Art. 1.2. Any costs and negative tax effects, if any, for the KW group and any indemnity, misrepresenta-

          tion, price adjustment or other claims asserted by the purchaser or any third party (plus costs related thereto) resulting from such sales shall be borne directly by Seller.

     d) It is known to Buyer that KW is party to a domination and profit and loss sharing agreement (the Domination Agreement) with Krupp Medizintechnik GmbH (KMT) by which KW has undertaken to take over the profits and losses of KMT at the end of each fiscal year. The Domination Agreement shall be terminated by mutual agreement as at December 31, 1994. Buyer will ascertain that KW divests itself of any rights resulting from the Domination Agreement including but not limited to the right to collect a profit of KMT and agrees to take such steps as may be necessary to secure Seller's right to any such profit. In turn Seller undertakes to indemnify and to hold KW harmless against any claim that may arise against KW and any cost or loss KW may suffer as a consequence of the existence of the Domination Agreement or the related tax union.
     e) Seller will ascertain that after the Effective Date and prior to Closing the real estate leaseholds (Erbbaurechte) including the buildings constituting hall 10 and 19 located in Essen and shown in Schedule
          4.2 e) currently not used and formerly used as two production sites are sold and transferred to Seller at book value equalling DM 7,365,000 as of the Effective Date against effective cash payment.


                                 Article 5
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer under this Agreement to be performed on or before Closing shall be subject to the satis-

faction, on or before Closing, of each of the following con-

ditions, unless otherwise waived in writing by Buyer (it being understood that Closing does not constitute a waiver of any rights resulting from the absence of such condition):

5.1  Representations and Warranties True

     The representations and warranties of Seller contained in this Agreement and in all agreements referred to herein or contemplated hereby shall be, in all material respects, true and complete as of the date of Closing as though such re-

     presentations and warranties were made at and as of such date, except for changes permitted or contemplated by the terms of this Agreement.
5.2  Performance

     Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement and in all agreements referred to herein or contemplated hereby to be performed or complied with by them or it on or prior to Closing.

                                 Article 6
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement to be performed on or before Closing shall be subject to the satisfaction, on or before Closing, of each of the following conditions, unless otherwise waived in writing by Seller (it being understood that Closing does not constitute a waiver of any rights resulting from the absence of such condition):

     6.1  Representations and Warranties True

          The representations and warranties of Buyer contained in this Agreement and in all agreements referred to herein or contemplated hereby shall be, in all material respects, true and complete as of the date when made and as of Closing as though such representations and warranties were made at and as of such date, except for changes permitted or contemplated by the terms of this Agreement.

6.2  Performance

     Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement and all agreements referred to herein or contemplated hereby to be performed or complied with by him on or prior to Closing.


                                 Article 7
                    INDEMNIFICATION AND OTHER REMEDIES

7.1  Survival of Representations and Warranties

     The representations and warranties of each party contained herein shall be true as of the Effective Date and as of the Closing Date and shall survive until December 31, 1996; provided that in respect of the representations regarding taxes and social security contributions the expiry date shall not be until 6 months after the assessment by the respective governmental authority has become final and binding and provided further that in respect of the warranty under Art. 2.2, the representations and warranties shall not expire until 10 years after the date of this Agreement and in respect of the warranty under Art. 2.5, second sentence the representations and warranties shall not expire until 4 years after the date of this Agreement.

     The aforementioned expiry dates are deadlines (Aus-

     schlussfristen) within which Buyer making a claim must have sent a written notification of the claims explaining the grounds herefor in reasonable detail. All remedies of Buyer become time-barred 6 months after the deadline until which the notification letter had to be sent, it being understood that this 6 months period is stalled with respect to those claims Seller remedies in accordance with Art. 7.2 until Seller notifies Buyer in writing that Seller's remedial action has been completed.

7.2  Notice of claims

     Without delay upon discovery of any misrepresentation contained in any of the Articles of this Agreement Buyer shall give Seller written notice of such claims and a statement in reasonable detail of the reasons therefor, provided, however, that failure to notify Seller shall not release Seller from its obligations under this Agreement with respect to such misrepresentation, but Buyer shall be fully responsible for any damages to Seller caused by any such failure to so notify Seller as required above. Unless remedial action has been initiated by Seller within 30 days following receipt of such claim letter and has been successful within a reasonable period of time, Buyer shall be entitled to indemnities as per Art. 7.3.

7.3  Indemnities

a)   By the Seller

     Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, including without limitation, interest and penalties, counsel fees (all such claims, demands, losses, costs, expenses, etc., being referred to herein collectively as "Claims") and all amounts paid in settlement of any such Claims which may be asserted against Buyer or any company of KW group or which Buyer or any company of KW group shall incur or suffer, and which arise out of or result from

     (i) the breach of any representation, warranty or agreement of Seller contained herein

     (ii) the environmental condition or contamination of any facility, site, location or business owned, operated or leased by the KW group prior to the Closing Date and disposed of by the KW group on or prior to the Closing;

     (iii) any off-site disposal, treatment, storage, transportation, release or threatened release of any hazardous or waste materials by the KW group prior to the Closing; it being understood that Seller shall cause KW to seal and properly dispose of all containers etc, for hazardous or waste materials used by any of the KW group companies (such disposal to be at sites properly licensed if required therefor and such sites not to be sites owned or occupied by any KW group company) immediately prior to Closing;

     (iv) any actual or alleged health or safety claim of employees or former employees relating to the production or use of any product or item produced by the KW group prior to the Closing;

     (v) any claims arising from the promotion agreement dated September 30, 1963 concluded with SAK Industries Private Company (SAK) or any additional agreements entered into with SAK or SAK's position as a shareholder in Widia India Limited and raised by SAK Industries Private Company against Buyer or any company of the KW group and resulting from or alleged to result from the transactions con-

               templated by this Agreement or actions or omissions by Seller or Meturit AG prior to Closing.

     Any compensation in relation to breach of warranties shall be settled as instructed by Buyer.

b)   By the Buyer

     Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, including without limitation, interest and penalties, counsel fees (all such claims, demands, losses, costs, ex-

     penses, etc., being referred to herein collectively as "Claims") and all amounts paid in settlement of any such Claims, which may be asserted against Seller or which Seller shall incur or suffer, and which arise out of or result from the breach of any representation, warranty or agreement of Buyer contained herein, or from the operation of KW after Closing (it being understood that any health or safety claim of employees or former employees with respect to the production or use of any product or item produced by the KW group before the Closing does not arise from the operation of KW after Closing).

c)   Defense of All Claims

     Promptly after receipt of notice of the commencement of any action, or the assertion by any third party of any Claim with respect to which Buyer or Seller is entitled to indemnification, the party receiving the notice shall promptly notify the other party in writing of the commencement of such action or the assertion of such Claims, provided however, that failure to so notify shall not relieve the indemnifying party of its obligation to indemnify but shall make the other party fully responsible for any damages caused by any such failure to the indemnifying party. The indemnifying party, at its option, may elect to take charge of and control the defense of any Claim, provided that the indemnifying party shall agree to pursue the defense of such Claim in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued and has acknowledged liability under Art. 7.3 in writing. The indemnifying party has to give reasonable consideration to the legitimate busi-

     ness interest of the other party and their business. If the indemnifying party elects to assume the defense of any such action in accordance with the second preceding sentence, the indemnified party shall be nevertheless entitled to participate (at its own expense) in said defense. In all cases, the parties shall at all times reasonably cooperate with each other in the defense of a Claim and shall make their respective personnel and relevant records reasonably available to the other for purposes of defense of a Claim.

7.4  Liability Limitation

     In no event, shall one party be responsible to the other for indirect and consequential damage, except if there is a breach of Art. 2.2 or 2.8 and except in the cases where KW should dispose of its technology in breach of Art. 4.1 c) or should enter into material contracts or commitments outside its ordinary course of business in breach of Art. 4.1 d).

     Neither party shall have an obligation towards the other under a warranty or related statutory claim unless and until the aggregate amount of such claims against such party exceeds DM 1,000,000 or the equivalent in any other currency, and if so, then the whole amount shall be payable to the other party.

     Except for the warranty in Art. 2.5 and Art. 7.3 (a), the liability with regard to Contamination is exclusively dealt with in Art. 7.6.

     Neither Seller nor Buyer make any representations or warranties except for those expressly stated in this Agreement.

7.5  Previous Disposals of Subsidiaries

     Seller shall indemnify KW group against all liabilities and risks resulting from the disposal of former subsidiaries or divisions of the KW group where such disposal has occurred in the past or shall occur according to this Agreement. Seller shall also indemnify KW group against all guarantees, letters of comfort or similar parent-company liabilities, where such liabilities may still exist on top of or in support of obligations of such former subsidiaries or divisions.

7.6  Potential Contamination Outside Essen

     The parties agree that Buyer shall carry out forthwith a cursory survey of the production facilities (land and building) of the KW group in Lichtenau, Holland, Spain, France and India as soon as possible. If on the basis of such a preliminary survey Buyer concludes that there is a risk of pollution, contamination or existence of hazardous substances at a level going beyond what local laws and regulations permit as at Closing (hereinafter referred to as Contamination), then the parties shall jointly retain appropriate experts to give an opinion on appropriate cleanup measures and shall assess the costs which are likely to be incurred by them. The costs of these experts shall be shared equally between Seller on the one part and Buyer on the other part.

     The aggregate costs, as defined below in this Art. 7.6, in connection with Contamination of the aforementioned first four sites concerned and India pro rata to the share of KW (51 %) shall be shared equally by Seller on the one part and Buyer or the respective company of the KW group, as the case may be, on the other part up to a maximum of DM 9,000,000.-- exclusive of V.A.T. or the equivalent in any other currency Costs in excess of DM 9,000,000.-- are to be borne by Buyer or the respective company of the KW group, as the case may be.

     The remedies of Buyer in respect of potential Contamination outside Essen are governed by Art. 7.3 and this Art. 7.6, to the exclusion of other clauses of this Agreement and provisions of statutory law. However, should Seller be in breach of the warranty in the second sentence of Art. 2.5, Seller shall fully bear the costs for cleaning up Contamination that in breach of the second sentence of Art.
     2.5 was not disclosed and the costs thus to be borne by Seller shall not be credited under the cost sharing scheme which will otherwise be applicable under this Art.7.6.

     Costs shall mean costs for reinstatement of land, buildings and water to the prescribed standard in each case or, if such a provision does not exist, to the minimum standard acceptable to the authority concerned, but only to the extent that such Contamination is attributable to an event which occured prior to Closing. Where this necessitates work on an installation or building the Costs include expenses for reinstating the standard of the installation or building prior to the clean-up work. The term "Cost" refers in each case to the actual cost of cleaning and reinstatement, including external costs for the necessary consultants, including further external legal expertise for such in conjunction with possible court proceedings and negotiations with authorities. Where damage is caused by a contaminating event that occured prior to Closing, the Costs also include claims that may be made by an employee, some other third party or an authority against any company of the KW group and/or Buyer by reason of injury or damage to person or property.

     For the purpose of this Art. 7.6 all costs are to be disregarded which are reimbursed from insurance companies. It is further agreed that all decontamination work shall be carried out by Buyer and/or the respective company of the KW group only after appropriate consultation with Seller in order to keep Seller duly informed and give Seller the opportunity to suggest more efficient or less expensive methods of reinstatement or to recommend other firms or experts who may be able to undertake the work at lower cost.

7.7  Potential Contamination in Essen

     Seller acknowledges and confirms that neither Buyer nor any member of the KW group shall have any liability or responsibility for any contamination at, or the environmental condition of, the Essen properties and Seller shall indemnify Buyer and its affiliates (including the KW group) against any claims with respect to such properties, provided however, that any contamination caused by Buyer after Closing shall be for account of Buyer.

7.8  Undetermined Contamination

     Should there be contamination which cannot be reasonably shown to have occurred before or after Closing such contamination shall be allocated to the time before Closing and after Closing pro rata temporis of the time Seller and/or the KW group has used such property before Closing (percentage to be allocated to time before Closing) and KW has used such property after Closing (percentage to be allocated to time after Closing).

                                   Art                              icle 8
INT                       ERCOMPANY LIABILITIES
The parties shall procure that as at Closing the following intercompany liabilities between Seller or its affiliates and the KW group, except for trade receivables and liabilities for goods and services incurred in the ordinary course of business, shall be listed by Seller in a schedule to be produced for Closing and the balance shall be settled in cash whether due or not.


                    Intercompany Liabilities


                                        of KW to Seller     of Seller to KW

Net Receivables of KW group                                  10,600,000.--*

Net Loans to KW from
 Seller subsidiaries                       7,200,000.--*

Purchase Price for

Krupp Medizintechnik, Art. 4.2 b)                              3,000,000.--

HW Hartmetall, Art. 4.2 b)                                        50,000.--

Krupp Entwicklungszentrum, Art. 4.2 c)                           300,000.--

Krupp Informatik, Art. 4.2 c)                                     12,000.--

Krupp Widia Corp. (USA), Art. 4.2 c)                             452,000.--

KW France, Art. 4.2 a)                    10,480,000.--

KW U.K., Art. 4.2 a)                         383,000.--

Div. Hispania (incl. Herko),
Art. 4.2 a)                                3,810,000.--

Transfer Accruals for
Pensions (1983), Art. 9                   13,105,000.--*

Schlumberger Litigation, Art. 2.11            300,000.--


*Estimate; actual value to be specified at Closing.


The parties undertake to ensure that the settlement of the balance of the intercompany liabilities will be acknowledged by the Seller and its affiliates and the companies of the KW group and that all respective companies will be relieved from the respective liabilities thereby.

All obligations resulting from guarantees, letters of comfort or similar parent-company liabilities given by Seller in favour of the KW group described in Schedule 8 (status as of October 31, 1994) or such liabilities given after October 31, 1994 shall be assumed by Buyer and Buyer shall use all commercially reasonable efforts (including the offer of a bank guarantee) to secure that Seller or such Seller's affiliates are relieved without delay from any and all obligations under such guarantees and the like.

All obligations resulting from guarantees, letters of comfort or similar parent-company liabilities given by the KW group in favor of Seller, its affiliates or any former subsidiary or division of the KW group shall be assumed by Seller and Seller shall use all commercially reasonable efforts (including the offer of a bank guarantee) to secure that the KW group members are released without delay from any and all obligations under such guarantees and the like.

Article 9
                        PENSION COMMITMENTS     TO CERTAIN PREVIOUS EMPLOYEES

It is known to Buyer that Seller and KW have by mutual consent terminated the provision in Article IV, 4 c of the agreement on contribution to capital dated May 25, 1983 with effectiveness as per the Effective Date.

Therefore Seller assumes the current obligations resulting from pension commitments or assumed pension rights concerning those employees who already left the company before June 1, 1983. Seller shall hold Buyer and KW harmless of any claims under such pension obligations.

Buyer agrees that the capitalized values of such pension rights calculated in accordance with the Richttafel 1982 of Dr. Heubeck using an interest rate of 6 percent p.a. in accordance with Section 6 a of the German "Einkommen-

steuergesetz" will be transferred to Seller as per the Effective Date by assuming such amount as an intercompany liability of KW to Seller to be cleared in accordance with Art. 8 and not affecting the Net Transfer Price according to Art. 1.2.


Article 10
                        SERVICES AND UTILITIES,  TENANCY AGREEMENT

10.1 Seller or its subsidiaries have rendered EDP and other services for and delivered electricity, heat and other utilities to KW as listed in Schedule 10. Seller warrants that these services will be upheld until Closing. Seller shall procure that KW may purchase any or all of these services until December 31, 1995, subject to the right of KW to terminate the obligation to purchase any or all of these services at one or more earlier dates by giving 3 months' prior written notice to the end of a calendar quarter in respect of any service or delivery which it wishes to be terminated earlier. Seller undertakes (i) to transfer to KW any software used in rendering the aforementioned services should KW decide to terminate the services without extra charge to KW if the software was specifically developed for KW and (ii) to license to KW to the extent legally permissible and against a market license fee any other such software.

          Seller will ascertain that the services and utilities are made available to KW under separate agreements until December 31, 1995 if KW so desires and at the same conditions and at the same quality standards as existed between Seller or its subsidiaries and KW before Closing, subject to regular price increases as between Seller and its affiliates, provided however, that if Buyer and KW are unable to replace such services or utilities prior to December 31, 1995, and if so requested by Buyer, those services and utilities shall be extended beyond December 31, 1995 to the extent necessary at market terms and conditions. Seller has the right to transfer the obligation to deliver these services or utilities to third parties provided they are technically reliable. Seller will ascertain that until December 31, 1995 no disadvantages for KW will result out of such trans-

          fer.

             These provisions do not apply in case Seller or its subsidiaries are not allowed to render certain services or utilities due to the fact that KW is no longer a member of the Krupp-group. Seller will in those cases assist KW in its negotiations with third parties in order to achieve conditions similar to those between Seller or its subsidiaries prior to Closing.

10.2    The parties shall agree on the terms of

             -    an acceptable rental agreement relating to the real estate located in Essen  and shown in Schedule 10.2.1, and
             -    an acceptable leasehold agreement relating to the real
                  estate located in Essen  and shown in Schedule 10.2.2

             to be entered into between KW and Seller.

10.3 A number of employees of KW currently rent their private accomodation from Seller or one of Seller's affiliates. Seller shall procure that the sale of shares of KW hereunder will in no way affect their existing tenancy agreements.

                                  Article 11
                                  INSURANCE

Seller warrants that certain insurable risks of KW group are covered as of the date hereof through Closing by insurance policies, as shown on Schedule
11. The insurance policy against product liability risks is on an occurrence basis.

It is known to Buyer that the inclusion of KW in insurance coverage provided for the whole Krupp group will automatically lapse at Closing in respect of the fire insurance. In respect of all other insurance policies which are not exclusively in the name of KW, the parties shall discuss between the date of this Agreement and Closing upon which terms these policies can be maintained for a transitional period.

Any payments received from insurance companies by Seller after the Effective Date in respect of insured risks of the KW group shall be passed on to KW.

If a major incident which has a critical impact on the ability to continue the KW business happens at the plant in Essen or at any other manufacturing facility prior to Closing and the damage inflicted upon KW is not fully covered by insurance, then Buyer has the right to withdraw from closing the transaction contemplated hereunder.


                                  Article 12
                              NAME AND TRADEMARK

The parties agree that Seller will, prior to Closing, as directed by Buyer, change KW's name in a way that the name part Krupp is deleted. The same shall apply for all other companies of the KW group. Buyer agrees to refrain from using the trademark KRUPP with or without the three interlaced rings and Seller agrees to refrain from using the trademark WIDIA with or without the three interlaced triangles. Seller warrants that KW or any company of the KW group as of Closing will not have granted any right to third parties (not belonging to the KW group) to use the trademark WIDIA with or without the three interlaced triangles, except as set out in
Schedule 12.

Seller will procure that the name of Krupp Widia (Schweiz) and any other company that carries the name Widia and is not transferred to Buyer as a member of the KW group will be changed in a way that the name part Widia is deleted.

Notwithstanding what is stated above, KW shall have the right to use existing catalogues, packaging material etc. containing the name part Krupp within 6 months from Closing, provided that KW shall use stickers - the wording of which to be mutually agreed - as appropriate to indicate that KW is no longer a member of the Seller's group. The same shall apply vice-versa with catalogues of Seller which still list members of the KW group as if they were members of Seller's group.

Products on stock at the date of Closing may be sold by KW group without any time limit even though the products may be marked to show that they are Krupp Widia products and therefore also refer to the name part Krupp. However, as soon as possible after Closing KW shall take requisite precautions so that the products manufactured in the future no longer bear any reference to "Krupp". Should any customer or third party make a claim against Seller based on the fact that after Closing products have been marketed and sold which still bear reference to "Krupp", then Buyer shall procure that Seller will be fully indemnified against all and any such claims.

After Closing, Seller and its affiliates shall refrain from using the name
Widia.


                                   Article 13
                            NON-COMPETE UNDERTAKING

13.1 Until December 31, 1998 Seller and its affiliates shall neither directly nor indirectly develop, manufacture, market, sell, purchase or otherwise deal with any such products that compete with the products within the current product range of the KW group, provided however, that the parties agree that the activities described on Schedule 13 as and to the extent presently conducted by the entity described on Schedule 13 shall not be prohibited by this Agreement.

             This non-compete undertaking shall not preclude Seller or any of Seller's affiliates from acquiring a controlling interest in a company or a group of companies with a business competitive to the business of KW group in relation to tools and wear parts of sintered carbide, of cermets, of ceramics, of diamond, of cubic boron nitride (cbn) or of other hard materials with similar properties or in magnets, provided that such competitive business accounts for less than 10 % of such company's or group's total sales and the purpose of such acquisition is not to acquire such competitive business, subject, however, to the following conditions: If Seller makes such an acquisition, it shall without delay give written notice thereof to Buyer and submit to Buyer a written offer binding for 3 months to purchase at the discounted earnings value of such competitive business and shall during such 3 month deal exclusively with Buyer. In the event that Buyer does not accept the offer within the 3 months or is hindered from consummating the transaction due to antitrust reasons, then this Art. 13 shall not apply in respect of the anciliary competitive business thus acquired.

13.2 Until December 31, 1996 Seller and its affiliates shall not solicit any employees of the KW group without the prior written consent of Buyer.


                                   Article 14
                            MISCELLANEOUS PROVISIONS

14.1    Further Assurances

             Each party agrees to make its best effort to cause the conditions herein set forth to be satisfied at or prior to Closing. Each of the parties agree to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder. Each party further agrees to make all reasonable efforts to cooperate with the other in post-Closing matters that may arise in regard to taxes and the like and to provide the KW group with the benefits of all contracts or permits which may be affected by the change of control of the KW group.

             Seller shall use its best efforts to assist and to cause Seller's independent auditors to assist (and render the audit opinion on the financial statements described below) Buyer in preparation of such audited financial statements for the KW group as are neces-

             sary to enable Buyer to comply with the reporting requirements of Form 8-K and Regulation S-X promulgated under the Securities and Exchange Act of 1934, as amended, in the United States. Buyer shall be responsible and pay for all fees to Seller's independent auditors for such assistance; provided, however, that to the extent that Seller's independent auditors efforts in respect of the above financial statements are also applicable to the preparation and certification of the Seller's regular year end financial statements, such efforts shall be for the account of and shall be paid by Seller.

14.2    Notices

             All notices made pursuant to this Agreement shall be valid only if made by a person authorised to receive notices as per below by Buyer or the Seller, as the case may be, and sent by registered mail, return receipt requested or facsimile, to the parties at the addresses set forth below, or as set forth in any notice of change of address given in writing in the manner prescribed herein to all other parties.

             If to Buyer:   Cincinnati Milacron Inc.
                            4701 Marburg Avenue
                            Cincinnati, Ohio 45209
                            USA
                            Attn.: General Counsel
                            Facsimile No: 001-513-841-7166

             If to Seller:  Fried. Krupp AG Hoesch-Krupp
                            Altendorfer Strasse 103
                            D-45143 Essen
                            Germany
                            Attn.: General Counsel
                            Facsimile No: (011-49-)201-188-2233.

14.3    Choice of Law

             This Agreement shall be governed by and construed in accordance with the substantive laws of Germany.

14.4    Assignment

             This Agreement may not be assigned by any party without the prior written consent of the other party.

14.5    Waiver

             No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other terms, provisions or conditions of this Agreement.

14.6    Severability

             The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or any other provision herein. Any invalid or unenforceable provision shall be replaced by such reasonable provision as comes closest to what the parties wanted or would have wanted to apply in accordance with the meaning and purpose of this Agreement if they had considered such invalidity or unenforceability when entering into this transaction. This shall also apply to the identifi-

             cation of an obligation in terms of amount or time (period or date). The parties further agree that they will lay down in writing and in a proper form the rule applicable pursuant to the aforegoing sentences by formally amending this Agreement.

14.7    Confidentiality

             a) The parties shall hold in confidence the information contained in this Agreement as per the secrecy agreement previously concluded between them.

             b) Seller undertakes to and Seller shall cause its affiliates to, keep strictly secret all confidential matters, in particular all business and trade secrets and confidential know-how, of Seller or its affiliates relating to or trans-

                  ferred with the operations of the KW group and not to disclose such matters and secrets to any third party, nor to cause such disclosure by third parties, nor to abet or justify such disclosure. Each party shall also keep strictly secret all confidential information received from the other party during the negotiations of this Agreement.

14.8    Announcements

                  Buyer and Seller shall cooperate in the preparation of any announcements regarding the transaction contemplated by this Agreement. Except as required by applicable law (in which case such announcing party shall prior thereto advise the other party), no party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the other, which consent shall not be unreasonably withheld.

14.9    Entire Agreement

                  This Agreement (including all attachments) constitutes the entire understanding between the parties with respect to the subject matter hereof, supersede all negotiations, prior discussions and preliminary agreements. Neither party gives any warranty or accepts any liability in addition to those expressly stated in this Agreement.
                  This Agreement may not be changed except by written instrument executed by all parties. The headings of this Agreement are not a part of this Agreement but are for convenience purposes only.

14.10   Scrap
             Seller shall cause KW to secure, that all payments received by KW from RSR Rohstoff- Stahlhandel und Recycling GmbH under an Agreement dated September 30, 1994 and related to the sale of scrap (which was not taken into account in calculating the Forecasted Result 1994) should be passed on to Seller minus all payments made by KW resulting from the above referred agreement. These payments shall not exceed DM 2,000,000.--. Should claims resulting from the above referred agreement be raised against KW after KW has passed on the payments received under such agreement, Seller shall hold KW harmless thereof up to an amount of DM 2,000,000.--. Art. 7.3 c) shall apply accordingly.

14.11   Arbitration

             Any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the rules of conciliation and arbitration of the Deutsche Institution fur Schiedsgerichtsbarkeit e.V. by three arbitrators designated in conformity with those rules. The arbitrators shall have the power to rule on their competence and on the validity of the agreement to submit to arbitration. The arbitration shall be conducted in English. Judgement upon any award rendered may be entered in any court for judicial acceptance of the award or an order of enforcement as the case may be.

            The proceedings shall take place and the award shall be given in Dusseldorf, Germany.

IN WITNESS WHEREOF this Notarial Deed including the schedules hereto has been read aloud to the persons appeared. The schedules 4.2 e, 10.2.1 and
10.2.2 have been shown to the persons appeared. The persons appeared then confirmed and approved this Deed and its schedules and signed this Deed. All this was done in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.


Basel, the 28th (twenty-eighth) day of November 1994 (nineteen hundred and ninety-four).



Kettendorf
W. Kuppers
St. Cueni, Notary

A.Prot. 1994/178